Exhibit 99.1

www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	09-001

	Contact:	Tony Tripodo
Date: January 25, 2009	Title:	Chief Financial Officer
Helix Enters Stock Sale Agreement with Cal Dive
Helix Energy Solutions Group, Inc. (NYSE: HLX) reports that it has entered into a definitive stock repurchase agreement with Cal Dive International, Inc. (NYSE: DVR), a majority-owned subsidiary, pursuant to which it will sell to Cal Dive 13,564,669 shares of Cal Dive’s common stock for total consideration equal to $86,000,000 or $6.34 per share. The purchase price represents an approximate 2% discount to the 30 day average trading price of Cal Dive’s common stock as of January 16, 2009. Helix expects to close the transaction in the near future and will use the proceeds of the sale for general corporate purposes. After the consummation of this transaction Helix will own 47,942,022 of the 93,946,409 shares of Cal Dive common stock outstanding such that Helix’s ownership interest is reduced from approximately 57% to approximately 51% of Cal Dive.
Owen Kratz, the Helix’s President and Chief Executive Officer, commented that “We believe that this is another step in our previously announced strategy of unlocking the asset value in the Company by divesting of assets outside of our core business focus while simultaneously providing the Company with additional liquidity which we believe is important in the current economic environment.”
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to its own oil and gas business unit. Helix’s contracting services segment utilizes its vessels and offshore equipment that when applied with its methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field. Helix’s oil and gas segment engages in prospect generation, exploration, development and production activities. Helix operates primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.